                            FORM 8-K

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549






                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




                Date of Report : August 20, 1996
               Date of earliest event reported: August 8, 1996



                 THE MAY DEPARTMENT STORES COMPANY
     (Exact name of Registrant as specified in its charter)

   Delaware                   I-79               43-1104396
(State or other           (Commission         (IRS Employer
jurisdiction of           File Number)        Identification No.)
incorporation)



  611 Olive Street, St. Louis, Missouri               63101
(Address of principal executive offices)           (Zip code)



       Registrant's telephone number, including area code:
                          (314) 342-6300

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.  The following documents are filed as Exhibits.

                                                     Sequential
                                                     Numbering
                                                     System
Exhibit No.    Exhibit                               Page Number

     99.1      Press Release dated August 8, 1996      5

     99.2      Press Release dated August 12, 1996

     99.3      Press Release dated August 16, 1996

                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              THE MAY DEPARTMENT STORES COMPANY



Dated:  August 20, 1996   By:    /s/  Richard A. Brickson
                                   Richard A. Brickson
                                   Secretary and Senior Counsel

                        INDEX TO EXHIBITS



                                                     Sequential
                                                     Numbering
                                                     System
Exhibit No.    Exhibit                               Page Number

     99.1      Press Release dated August 8, 1996      5

     99.2      Press Release dated August 12, 1996

     99.3      Press Release dated August 16, 1996

JULY SALES INCREASE 6.7% FOR
THE MAY DEPARTMENT STORES COMPANY

     ST. LOUIS, August 8, 1996 -- The May Department Stores
Company today reported preliminary sales of $676.9 million for the four-week period ended August 3, 1996, a 6.7% increase over $634.3 million in the similar 1995 period.

     Sales for the first six months of fiscal 1996 were $4.84 billion, an increase of 10.8% versus $4.37 billion in the six month period a year ago.

     Sales were as follows:

                    JULY AND YEAR-TO-DATE SALES (Millions)

                   Fiscal   Fiscal  Percent  Store-for-Store*
                     1996     1995 Increase       Inc./(Dec.)

July             $  676.9 $  634.3     6.7%            (0.4)%

Year-to-date     $4,835.8 $4,366.3    10.8%              4.4%

*Store-for-store sales represent sales of those stores open during both years.

     Sales have been restated to exclude the sales of stores that have been closed and not replaced. Year-to-date revenues, including sales of nonreplaced closed stores and finance charge revenue, were $5.05 billion in 1996 and $4.54 billion in 1995.

     On July 18, May completed the purchase of 13 former
Strawbridge & Clothier stores in the greater Philadelphia area.
The acquired stores and eight others in the area are operated by Hecht's, May's largest division, under the name Strawbridge's.

     May opened 17 new stores during the month, including the 13 Strawbridge's stores: the Gallery at Market East store in Philadelphia, Pa.; the Willow Grove Park store in Willow Grove, Pa.; the Exton Square store in Exton, Pa.; the Neshaminy Mall store in Bensalem, Pa.; the Plymounth Meeting store in Plymouth Meeting, Pa.; the Springfield Park store in Springfield Pa.; the Suburban Square store in Ardmore, Pa.; the Court at King of Prussia store in King of Prussia, Pa.; the Cherry Hill Mall store in Cherry Hill, N.J.; the Echelon Mall store in Voorhees, N.J.; the Burlington Mall store in Burlington, N.J.; the Christiana Mall store in Newark, Del.; and the Concord Mall store in Wilmington, Del. The other four openings during the month include one Lord & Taylor at Garden State Plaza in Paramus, N.J., two Foley's stores, one at Cottonwood Mall in Albuquerque, N.M., and one at Tulsa Promenade in Tulsa, Okla., and one Filene's store at Solomon Pond in Marlborough, Mass.

     Year-to-date, May has opened 19 stores, and plans to open an additional nine stores during fiscal 1996.

     The May Department Stores Company operates 360 department stores in 30 states and the District of Columbia.

                              # # #

THE MAY DEPARTMENT STORES COMPANY
REPORTS RECORD RESULTS FOR SECOND QUARTER
AND FIRST SIX MONTHS OF FISCAL 1996


     ST. LOUIS, August 12, 1996 -- The May Department Stores
Company today reported record earnings per share, net earnings and sales for the second quarter and first six months of fiscal
1996.

     For the 13 weeks ending August 3, 1996, fully diluted earnings per share were $.41, a 2.5% increase over $.40 in 1995.
Second quarter 1996 net earnings were $110 million, compared with $107 million a year ago.

     Sales for the second quarter of fiscal 1996 were $2.43 billion, an increase of 8.5% over $2.24 billion during 1995.
Comparable-store sales for the 13 weeks in 1996 increased 2.3% compared with the similar 1995 period.

     For the six months ending August 3, 1996 the company's fully diluted earnings per share from continuing operations were $.77, an increase of 6.9%, compared with $.72 in 1995. Net earnings from continuing operations were $208 million, compared with $194 million a year ago. Sales increased 10.8% to $4.84 billion compared with $4.37 billion last year. Comparable-store sales for the 26 weeks in 1996 increased 4.4% compared with the similar 1995 period.

     During the quarter, May completed the acquisition of 13 former Strawbridge & Clothier stores in the greater Philadelphia area. The acquired stores and eight others in the area are operated by Hecht's, May's largest division, under the name Strawbridge's.

     May opened 17 new stores during the quarter, including the 13 Strawbridge's stores: The Gallery at Market East store in Philadelphia, Pa.; the Willow Grove Park store in Willow Grove, Pa.; the Exton Square store in Exton, Pa.; the Neshaminy Mall store in Bensalem, Pa.; the Plymouth Meeting store in Plymouth Meeting, Pa.; the Springfield Park store in Springfield, Pa.; the Suburban Square store in Ardmore, Pa.; the Court at King of Prussia store in King of Prussia, Pa.; the Cherry Hill Mall store in Cherry Hill, N.J.; the Echelon Mall store in Voorhees, N.J.; the Burlington Mall store in Burlington, N.J.; the Christiana Mall store in Newark, Del.; and the Concord Mall store in Wilmington, Del. The other four openings during the quarter include one Lord & Taylor at Garden State Plaza in Paramus, N.J., two Foley's stores, one at Cottonwood Mall in Albuquerque, N.M., and one at Tulsa Promenade in Tulsa, Okla., and one Filene's store at Solomon Pond in Marlborough, Mass.

     Year-to-date, May has opened 19 stores, and plans to open an additional nine during fiscal 1996.

     The May Department Stores Company operates 360 department stores in 30 states and the District of Columbia.

                              # # #
(CONDENSED CONSOLIDATED RESULTS OF OPERATIONS ON FOLLOWING PAGES)

                    THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                        (Unaudited)

                                       13 Weeks Ended                26 Weeks Ended
                                August 3, 1996 July 29, 1995  August 3, 1996 July 29, 1995
                                         % to         % to            % to          % to
(Millions, except per share)       $     Rev.    $    Rev.      $     Rev.    $     Rev.

Net Retail Sales                 $2,431        $2,241         $4,836       $4,366
Revenues                         $2,533        $2,325         $5,044       $4,543
Cost of sales                     1,773  70.0%  1,625 69.9%    3,528 70.0%  3,168   69.7%
Selling, general and
  administrative expenses           511  20.2     463 19.9     1,039 20.6     933   20.6
Interest expense, net                64   2.5      57  2.4       128  2.5     115    2.5
Earnings from continuing oper.
  before income taxes               185   7.3     180  7.8       349  6.9     327    7.2
Provisions for income taxes          75  40.6*     73 40.7*      141 40.6*    133   40.7*
Net Earnings from:
  Continuing operations          $  110   4.3% $  107  4.6%   $  208  4.1% $  194    4.3%
  Discontinued operation         $    -        $   34         $   11       $   61
Net Earnings                     $  110        $  141         $  219       $  255
Fully Diluted Earnings per Share from:
  Continuing operations          $  .41        $  .40         $  .77       $  .72
  Discontinued operation         $    -        $  .13         $  .04       $  .23
Fully Diluted Earnings per Share $  .41        $  .53         $  .81       $  .95
Dividends Paid per Common Share  $  .29       $.281/2        $.571/2      $.541/2
Fully Diluted Average Shares
  and Equivalents                 265.7         265.7          265.7        265.4
*Percent represents effective income tax rate



                    NET RETAIL SALES-PERCENT INCREASE VERSUS LAST YEAR
Net retail sales represent the sales of stores operating at the end of the latest period.
They exclude finance charge revenues and the sales of stores which have been closed and not replaced.  Store-for-store sales represent sales of those stores open during both periods.
                              13 Weeks Ended August 3, 1996  26 Weeks Ended August 3, 1996
                                 Total    Store-for-Store       Total    Store-for-Store
                                  8.5%          2.3%            10.8%           4.4%

       THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

Interim Results. The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 1995 Annual Report to Shareowners and should be read in conjunction with that report.
In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year. Also, operating results of periods which exclude the Christmas season may not be indicative of the operating results that may be expected for the full fiscal year.

Inventories. Department store merchandise inventories are stated on the LIFO (last-in, first-out) cost basis. The LIFO provision for the second quarter was $8 million in 1996 and 1995. The year-to-date LIFO provision was $16 million in 1996 and 1995.

Discontinued Operation. In January 1996, the company announced its intention to spin off Payless ShoeSource, Inc. ("Payless"), its chain of self-service family shoe stores. The spin-off was completed effective May 4, 1996, as a tax-free distribution to shareowners. The company's financial statements presented herein reflect Payless as a discontinued operation through the end of the first quarter.

As discussed in the 1995 Annual Report to Shareowners, and in accordance with generally accepted accounting principles, Payless
1996 pre-tax earnings were recorded in 1995 to the extent of spin-off costs and the Payless operating loss from January 17, 1996 through fiscal 1995 year-end. As a result, $21 million of 1996 Payless pre-tax earnings is not reported in the year-to-date net earnings from discontinued operation.

Acquisition.  On July 18, 1996, the company purchased 13
Strawbridge & Clothier department stores in the greater
Philadelphia area. At the July closing, the company delivered, subject to later adjustment, 4.2 million shares of May common stock and assumed approximately $255 million of debt and certain other liabilities in exchange for the Strawbridge & Clothier department store assets. The company has also agreed to issue additional May common stock in exchange for any cash proceeds from Strawbridge & Clothier's divestiture of its other assets, including its Clover discount division, remaining after satisfaction of all Strawbridge & Clothier liabilities and obligations. The acquisition was accounted for as a purchase.

Trailing Years' Results. Operating results for the trailing years were as follows (millions, except per share):
                               -3-

                                       52 Weeks Ended
                                August 3, 1996  July 29, 1995
Net retail sales                   $10,928         $10,035
Revenues                           $11,344         $10,383
Net earnings                       $   714         $   674
Fully diluted earnings per share   $  2.66         $  2.52














































                               -4-

THE MAY DEPARTMENT STORES COMPANY
ANNOUNCES COMMON SHARE REPURCHASE PROGRAM
NEW "MAY" TRADING SYMBOL, AND REGULAR QUARTERLY DIVIDEND


     ST. LOUIS, August 16, 1996 -- The May Department Stores
Company announced today that its Board of Directors authorized management to implement a common share repurchase program of up to $600 million. The company stated that it intends to make purchases from time to time through open-market transactions, depending on market conditions.

     The company also announced that, effective August 26, 1996, the trading symbol for all trades of the company's common stock on the New York Stock Exchange will change from MA to MAY.

     The company's Board of Directors declared the regular quarterly dividend of $.29 per share payable September 15, 1996 to its common shareowners of record as of September 1, 1996.

     The May Department Stores Company operates 360 department stores in 30 states and the District of Columbia.

                              # # #
